1[?]4 3132-5 DC Change Shares

67493500002

Office of the Minnesota Secretary of State

Minnesota Business & Nonprofit Corporations

Amendment to Articles of Incorporation

Minnesota Statutes, Chapter 302A or 317A

Read the instructions before completing this form.
Filing Fee: $55 for expedited service in-person and online filings, $35 if submitted by mail

1. Corporate Name: (Required)

PuraMed BioScience, Inc.

List the name of the company prior to any desired name change

2. This amendment is effective on the day it is filed with the Secretary of State, unless you indicate another date, no later than 30 days **after** filing with the Secretary of State.

Format: (mm/dd/yyyy)

3. The following amendment(s) to articles regulating the above corporation were adopted: (Insert full text of newly amended article(s) indicating which article(s) is (are) being amended or added.) If the full text of the amendment will not fit in the space provided, attach additional pages.

ARTICLE III

This corporation shall have the authority to issue up to an aggregate total of one billion (1,000,000,000) shares of capital stock, with all of such shares being common stock at a par value of $0.001 per share.

4. This amendment has been approved pursuant to *Minnesota Statutes,* Chapter 302A or 317A.

5. I, the undersigned, certify that I am signing this document as the person whose signature is required, or as agent of the person(s) whose signature would be required who has authorized me to sign this document on his/her behalf, or in both capacities. I further certify that I have completed all required fields, and that the information in this document is true and correct and in compliance with the applicable chapter of Minnesota Statutes. I understand that by signing this document I am subject to the penalties of perjury as set forth in Section 609.48 as if I had signed this document under oath.

[signature] 5/29/2013

Signature of Authorized Person or Authorized Agent Date

Email Address for Official Notices

Enter an email address to which the Secretary of State can forward official notices required by law and other notices:

jhiggins@puramedbioscience.com

☒ Check here to have your email address excluded from requests for bulk data, to the extent allowed by Minnesota law.

STATE OF MINNESOTA
DEPARTMENT OF STATE
FILED
MAY 30 2013
Mark Ritchie
Secretary of State

List a name and daytime phone number of a person who can be contacted about this form:

Contact Name	Phone Number
Robert O. Knutson, Attorney at Law	(952) 210-3105

Entities that own, lease, or have any financial interest in agricultural land or land capable of being farmed must register with the MN Dept. of Agriculture's Corporate Farm Program.

Does this entity own, lease, or have any financial interest in agricultural land or land capable of being farmed?

Yes ☐ No ☒